As filed with the Securities and Exchange Commission on
April 16, 1999
                                             Reg. No. 333-72473
=================================================================
                          =============

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                    -------------------------
                           FORM S-3/A
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                    -------------------------
                         PCC GROUP, INC.
       (Exact name of issuer as specified in its charter)

           California                                      95-3815164
(State or other jurisdiction of                        (I.R.S.
Employer incorporation or organization)                 Identification No.)

                     163 University Parkway
                    Pomona, California 91768
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                            Jack Wen
                     Chief Executive Officer
                         PCC Group, Inc.
                     163 University Parkway
                    Pomona, California 91768
             (Name and address of agent for service)
                         (909) 869-6133
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copy to:
                       Istvan Benko, Esq.
                        Stuart Teng, Esq.
              Troy & Gould Professional Corporation
               1801 Century Park East, Suite 1600
                  Los Angeles, California 90067
                         (310) 553-4441

  Approximate date of commencement of proposed sale to public:
   From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not yet complete, and it may be supplemented or amended in the final version. A registration statement for the securities described in this prospectus has been filed with the Securities and Exchange Commission. The selling shareholders may not sell these securities, or accept offers to buy them, until the registration statement becomes effective. These securities will not be sold in any state where their offer or sale, or solicitations of offers to buy them, would be unlawful prior to their registration or qualification under the securities laws of any state.






                           PROSPECTUS

                        PCC GROUP, INC.

                 681,266 Shares of Common Stock
                 ------------------------------








Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PCCG." On April 14, 1999, the closing price of our common stock was $5.50 per share.

An investment in the common stock involves a high degree of risk.
Before investing in the common stock, you should consider carefully the risks described under "Risk Factors" beginning on page 2.

The selling shareholders are offering these shares of common stock, and they will receive all the proceeds from this offering.
The selling shareholders will determine the offering price.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus.
Any representation to the contrary is a criminal offense.





         The date of this prospectus is April 15, 1999.
                       PROSPECTUS SUMMARY

     The following summary is not complete and does not contain all of the information that is important to you. To fully understand this offering, you should read the entire prospectus and the documents incorporated by reference.

                  General Information About Us
                  ----------------------------

          During the past 16 years, we have been primarily engaged in the wholesale distribution of computer hardware products and components. The computer hardware products and components that we resell include hard disk drives, CD-ROM drives, monitors, keyboards, computer enhancement components, and a variety of other computer parts and accessories. We purchase these products in large volume directly from the manufacturers and then sell the products to personal computer assemblers and other resellers. Until recently, we have not marketed any products directly to end-user customers. In December 1998, we introduced a new internet website through which we are now offering personal computer parts and products directly to the public.

          We are a California corporation, and were formed by a merger in September 1989, of PC Craft, Inc., a Delaware corporation, with and into WMD Micro Distributors, Inc., a California corporation organized in 1983. At the time of the merger, WMD Micro Distributors, Inc. changed its name to PCC Group, Inc. All references to "our," "us" or "we" refer to both PCC Group, Inc. and our major subsidiary. Our principal executive offices are located at 163 University Parkway, Pomona, California 91768, and our telephone number is (909) 869-6133

                          The Offering
                          ------------

Common stock offered . . . . . . . .    681,266 shares(1)

Common stock to be outstanding
   after the offering  . . . . . . .    3,447,605 shares(1)(2)

Use of proceeds from the sale of
   common stock in this offering . .    All of the proceeds will be
                                        received by the selling shareholders.
                                        We will not receive any of the
                                        proceeds from this offering, but will
                                        bear estimated expenses of
                                        approximately $30,000.

Nasdaq SmallCap Market Symbol  . .  .   PCCG
__________________

(1) The number of shares the holders of our 8% convertible preferred stock can acquire upon the conversion of the preferred stock will depend upon the purchase price of the common stock prior to the conversion. The number of shares being offered by this prospectus assumes that the maximum number of shares possible are issued upon the conversion of the preferred stock and also assumes that all of the warrants are exercised.
(2) The number of outstanding shares is based upon the total number of outstanding shares of common stock on April 14, 1999, and assumes that the maximum number of shares issuable under the 8% convertible preferred stock and warrants are issued.

                          RISK FACTORS

The following risks are not all of the risks of an investment in this offering. In addition to the risks described below, you should read and consider carefully the risks described in our Annual Reports on Form 10-K for the year ended September 30, 1998, as well as in our subsequent SEC filings, all of which are incorporated herein by reference.

The Growth Rate of Personal Computer Sales Has Been Declining
-------------------------------------------------------------
     We believe that the growth rate of worldwide personal computer sales has declined and may remain below the growth rate from prior years for the foreseeable future. As a result, we could experience decreased demand for our products and increased competition. This decline in the growth rate could adversely affect our business.

We Must Frequently Distribute New Products
------------------------------------------
     Due to the dynamic nature of the personal computer industry, we are frequently required to distribute new products and product enhancements. The success of new product introductions is dependent on a number of factors, including market acceptance, management of inventory levels, availability of products in appropriate quantities, and risk that new products may have defects. Accordingly, we cannot determine the effect that new product introductions will have on our sales or results of operations.

We May Have Excess or Obsolete Inventory
----------------------------------------
     We acquire inventory in advance of product shipments. Because forecasting the desirable level of inventory is difficult, we may forecast incorrectly and stock excess inventory of particular products. Furthermore, the value of our inventory may decrease due to price reductions by competitors, obsolescence due to technological change, and product quality problems. In our financial statements, we have attempted to accurately indicate the value of our inventory assets by reducing their value with a reserve for obsolescence. Although we believe we have appropriately accounted for obsolescence, we may need to further reduce the value of our inventory on our financial statements due to future unanticipated obsolescence or other inventory problems. Significant declines in inventory value due to obsolescence or other inventory problems may have a material adverse effect on our business.

We Face Substantial Competition From Major Distributors of
Personal Computer
----------------------------------------------------------------------------
Components
----------
     The wholesale personal computer components distribution
industry is highly competitive and is characterized by aggressive pricing practices, low gross margins, frequent introduction of new products, short product life cycles, price sensitivity on the part of consumers, and a large number of competitors.
Competition is based primarily on product availability, price, credit availability, speed of delivery, and breadth and depth of
product lines and services.   We are limited in our ability to
raise prices due to the intense price competition and the extreme price sensitivity of consumers. We expect that our business will continue to be adversely affected by industry-wide pricing pressures and downward pressures on gross margins as personal computers and computer components become cheaper . Many of our competitors have greater financial, marketing, manufacturing, and technological resources, broader product lines and larger customer bases and are more capable of operating with low gross margins. If we fail to compete effectively, our business will be adversely affected.

Our Internet Commerce Operations Are New And Will Face Stiff
Competition
------------------------------------------------------------------------
     Our internet operations are expected to comprise only a small portion of our revenues, and these operations are not expected to be profitable in the near future. We have only limited experience in internet commerce. Furthermore, we will experience substantial competition in our new internet retail operations. There already are a number of major internet-focused computer retailers, including several well-financed, prominent public companies. In addition, we will also compete against various computer manufacturers who operate their own retail websites. There is no assurance that we will be able to compete with these other internet companies.

We Operate on Low Profit Margins Which Exposes us to Losses
-----------------------------------------------------------
     As a result of price competition, we have low gross profit and operating margins. These low margins magnify the impact of variations in net sales and operating costs on our operating results. Our goal is to partially offset the effects of low margins by increasing our net sales, trying to make large volume purchases at a discount, and reducing expenses as a percentage of net sales. We cannot assure you that we will be able to make purchases with large volume discounts or otherwise increase our margins.

We Are Dependent on Third-Party Suppliers
-----------------------------------------
     Although some components essential to our business are generally available from multiple sources, some products are currently obtained from single sources. If the supply of single-source products were to be delayed or curtailed, our business could be adversely affected.

We Are Dependent on Third-Party Computer Resellers
--------------------------------------------------
     A number of uncertainties may affect the marketing and distribution of our products. Currently, our primary means of distribution is through third-party computer resellers. The resellers include value added resellers, system integrators, and dealers. Our business and financial results could be adversely affected if the financial condition of these resellers weakened or if resellers discontinued the distribution of our products.

We Are Dependent on Key Personnel
---------------------------------
     Our success depends to a significant extent upon the continued service of key marketing, sales, and executive personnel, and on our ability to continue to attract, retain and motivate qualified personnel. The competition for qualified employees is intense, and the loss of the services of one or more of these key personnel could adversely affect us. We do not maintain key man life insurance on any of our executives.

Our Stock Price May be Volatile
-------------------------------
     The market price of our common stock has been, and may continue to be, highly volatile. Factors such as new product announcements by us or competitors, quarterly fluctuations in our operating results, and general conditions in the computer market may have a significant impact on the market price of our common stock. In particular, if we were to report operating results that did not meet the expectations of research analysts, the market price of our common stock could be materially adversely affected. The stock prices of high technology companies, particularly those engaged in internet commerce, have experienced above average volatility in recent years. For example, the price of our common stock during the last fiscal year has flucuated between a low of $2.50 and a high of $7.50.

We Do Not Expect to Pay Dividends on Our Common Stock
-----------------------------------------------------
     We do not plan to pay dividends on our common stock for the foreseeable future. All earnings, other than dividends paid on preferred stock, will be retained for operations and for the development of our business. Our ability to pay dividends in the future is dependent on our financial condition and on limitations on the payment of dividends contained in California law.

We May Experience Year 2000 Interruptions
-----------------------------------------
     We use a number of computer software programs and operating systems in our internal operations, including applications used in order processing, inventory management, distribution, financial business systems and various administrative functions. We hired a consultant to conduct an independent audit of our internal software applications to determine if it contains source code that is able to interpret the upcoming calendar year 2000. Based on the independent audit, we believe that our computers are able to handle dates beyond the year 2000. Accordingly, we do not anticipate that we will incur material expenses to make our computer software programs and operating systems year 2000 compliant. However, unanticipated costs necessary to update software, or potential systems interruptions, may exceed our present expectations and have a material adverse effect on our business. In addition, failure by our key suppliers, customers or service providers to make their computer software programs and operating systems year 2000 compliant could have a material adverse effect on us. While we are not aware of any known third party problems that will not be corrected, we only have limited knowledge of their year 2000 state of readiness.

Conversion of the 8% Convertible Preferred Stock May Result in
Dilution
-----------------------------------------------------------------------
     The conversion of our 8% convertible preferred stock could result in substantial dilution to our shareholders and a related decline in the market price of our common stock. The 1,600 shares of 8% convertible preferred stock are convertible into shares of common stock at a conversion price that is based on the trading price of the common stock prior to the date of the conversion. As a result, the exact number of shares that the preferred stock will be converted into cannot be known until all of the shares are converted. The more shares that are issued upon the conversion, the more the interest owed by our existing shareholders is diluted. For example, if the shares of 8% convertible preferred stock are converted when the trading price of the common stock on Nasdaq is about $8.00, the number of shares issued upon a conversion would be about 200,000. Under this first scenario, the former preferred shareholders would own
6.7% of the then outstanding shares of common stock, based on the number of outstanding shares on April 14, 1999. However, if the shares of 8% convertible preferred stock are converted when the trading price of the common stock on Nasdaq is about $2.93, the number of shares issued upon a conversion would be about 546,000, and the percentage owned by these shareholders would be 16.5% of the then outstanding shares of common stock, based on the number of outstanding shares on April 14, 1999. This dilution may cause the price of you stock to decrease. In addition, because the shares of common stock into which the preferred stock is convertible are registered for resale under this prospectus, the resale of these shares could further depress the trading price of our common stock.

Third Parties May Engage in Short Selling in Anticipation of
Conversion
-----------------------------------------------------------------------
     Because of the potential for substantial dilution and decline in the market price of our common stock upon conversion of the 8% convertible preferred stock, third parties may engage in significant short selling of our common stock in anticipation of the conversion. The potential issuance of the shares of common stock issuable upon the conversion of the 8% convertible preferred stock could cause investors to sell their shares, thereby depressing the stock price. Short selling could aggravate a decline in our stock price. The decrease in the stock price would result in more shares of common stock being issued upon the conversion of the 8% convertible preferred, thereby creating the very problem that could cause some investors to sell their shares. In addition, if we decided to issue new securities at a time when our stock price was depressed by short selling, existing shareholders would experience additional dilution.

We May Issue Additional Shares of Preferred Stock With Priority
Rights Over
---------------------------------------------------------------------------
The Common Stock
----------------
     Our articles of incorporation permit our board of directors to designate the terms of, and to issue, up to 5,000,000 shares of preferred stock without further shareholder approval. The issuance of additional series of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock by establishing additional classes of preferred stock that have preferential rights over the common stock. The preferences could include priority in the payment of dividends, priority upon liquidation, and special voting rights. In addition, the issuance of additional series of preferred stock in the future could make it more difficult for a third party to attempt a takeover, tender offer, or removal of existing management, even if the action would be in the best interests of the existing shareholders.

               WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, as result, file reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy the reports, proxy statements, and other information that we file at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission maintains a web site at http://www.sec.gov which contains our reports, proxy statements, and other information that we file electronically with the Securities and Exchange Commission. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     *  Annual report on form 10-K for the fiscal year ended
September 30, 1998, as amended by amendment no. 1 on form 10-K/A, filed under Section 13(a) of the Securities Act of 1934.
     * Quarterly report on form 10-Q for the fiscal quarter ended December 31, 1998.

          * The description of our common stock contained in the registration statement on form 8-A, dated March 12, 1985.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (registration no. 333-72473). You may request a free copy of any of the above filings by writing or calling:

     PCC Group, Inc.
     Attn:  Don Johnson, Chief Financial Officer
     163 University Parkway
     Pomona, California 91768
     (909) 869-6133


   CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     Some of the information in this prospectus, or incorporated by reference, may contain forward-looking statements which involve known and unknown risks and uncertainties. These risks and uncertainties may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements stated or implied by the statements. These statements discuss future revenue and expenditure expectations in addition to anticipated strategies and events. When considering the forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus.

                        USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered under this prospectus, and all of the net proceeds will belong solely to the selling shareholders. We will, however, receive the exercise price of the warrants if the
warrants are exercised.   We will bear the costs and expenses of
registration of shares offered by the selling shareholders, which we currently estimate to be about $30,000.

                       RECENT DEVELOPMENTS

Sale of 8% Convertible Preferred Stock
--------------------------------------
     On January 19, 1999, we sold 750 shares of 8% convertible preferred stock for a total price of $750,000. In addition, the buyers of the 750 shares have agreed to purchase an additional 850 shares of the 8% convertible preferred stock, for $850,000 and on the same terms, immediately before the registration statement is declared effective by the Securities and Exchange Commission. The buyers of the 1,600 shares are JMG Capital Partners, L.P. and Triton Capital Investments, Ltd.--each buyer will have purchased 800 shares. In carrying out our obligation under a registration rights agreement, we are registering 546,266 shares of common stock for possible resale upon the conversion of the 8% convertible preferred stock. The actual number of shares that will be issued will depend upon the price of the common stock prior to the conversion date and may, therefore, be less than 546,266 shares.

Terms of New Preferred Stock
----------------------------
     Our articles of incorporation authorize the issuance of 5,000,000 shares of preferred stock, which may be issued in one or more series. The board may determine or alter the rights, preferences, privileges, and restrictions on any wholly unissued series of preferred stock. Furthermore, the board may fix the number of shares in a series of preferred stock and determine its designation.

     On January 14, 1999, the board of directors established and designated 1,600 shares of a new series of preferred stock as 8% convertible preferred stock. The stated value of this stock is $1,000 per share. The following is a summary of the significant terms of the 8% convertible preferred stock. However, the following is only a summary, and you may wish to review the certificate of determination of the 8% convertible preferred stock, a copy of which you can obtain from us upon request. In addition, a copy of the certificate of determination of the 8% convertible preferred stock has been filed with the Securities and Exchange Commission and is available for your review on the Securities and Exchange Commission website.

     Rank. The 8% convertible preferred stock ranks prior to the common stock; any other currently outstanding shares of preferred stock; and any class or series of stock created in the future, except for stock that is deemed of equal rank.

     Dividends. The holders of 8% convertible preferred stock are entitled to receive preferential cash dividends of 8% per annum, compounded annually on the stated value per share. This dividend is payable semi-annually on January 1 and July 1, commencing July
1, 1999. Furthermore, this dividend must be paid in full before any dividend or other distribution is made on the common stock or other class of stock that is junior to the 8% convertible preferred stock.

     Liquidation Preference. The holders of 8% convertible preferred stock have a liquidation preference. Upon a liquidation, each share of 8% convertible preferred stock must first receive an amount equal to the stated value and all accrued and unpaid dividends, before other shareholders can receive any distribution. Furthermore, a merger, sale of assets and some changes in control are considered liquidations for which the holders will be entitled to receive
120% of the liquidation preference.

     Conversion Rights. Beginning on May 19, 1999, each holder of the 8 % convertible preferred stock may convert up to 20% of the 8% convertible preferred stock into shares of common stock. After each additional 30 days, the holder will be entitled to convert another 20% of the 8% convertible preferred stock, until all of it is convertible. The 8% convertible preferred stock will be converted into common stock using the following formula:


  shares of common stock  =  # of shares of 8% convertible
  due upon conversion          preferred stock X $1,000
                          --------------------------------------
                                 conversion price

The conversion price is the lower of the (a) average of the three lowest closing sales prices as reported by Nasdaq for the 22 consecutive trading days immediately preceding the conversion date, and (b) 125% of the lowest closing sales price of a share of common stock reported on Nasdaq on the date that this registration statement is declared effective. Our transfer agent must issue the common stock certificates to the holders of the 8% convertible preferred stock within five days of conversion. If the common stock certificates are not issued on time, we must pay the preferred stock holders $25 per day for each 10 shares of common stock that are not issued on time. After ten days, the $25 amount increases to $100 per day.

     Limitation of Conversion Rights. We will not have the obligation to convert the 8% convertible preferred stock to the extent the issuance of shares of common stock would result in the holder becoming a beneficial owner of more than 5% of the outstanding shares of common stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934.

     Furthermore, Nasdaq rules prohibit us from issuing convertible securities that would convert into more than 20% of the common stock outstanding on the date the convertible security is issued, unless shareholder approval is obtained. We are under no obligation, however, to seek shareholder approval in the event the 20% limitation is triggered, and we do not currently intend to ask for shareholder approval. Furthermore, based on Nasdaq's current interpretation of its rules about obtaining shareholder approval after convertible preferred stock is issued, it is not likely that obtaining shareholder approval would, in any event, permit us to issue more than the 546,266 shares of common stock.

     Because there were 2,731,339 shares of common stock outstanding on January 19, 1999, the date the 8% convertible preferred stock was issued, only 546,266 shares of common stock may be issued . Therefore, only 546,266 shares of common stock are covered for resale by this prospectus, except for additional shares issuable as a result of stock splits, stock dividends or similar adjustments. The shares of common stock that we are not permitted to issue because of this limitation, will be cashed out using the following formula:

  cash-out amount = excess shares of common stock X conversion price X 1.25

The following table shows how the 20% limitation would operate under a series of different conversion prices if the holders desired to convert all of the 8% convertible preferred stock.

                    Shares of Common    Excess Shares
                     Stock Issued       of Common Stock     Cash Payment
Conversion Price    Upon Conversion     Not Issued        for Excess Shares
---------------------------------------------------------------------------
      $16           100,000                  0                  0
       $8           200,000                  0                  0
       $4           400,000                  0                  0
       $2           546,266            253,734           $634,335
       $1           546,266          1,053,734         $1,317,168

For example, consider the example of a $2.00 conversion price in above table. According to the conversion formula, we would divide the $1,600,000 amount to be converted by the $2.00 conversion price. This results in 800,000 shares of common stock. Because of the 20% restriction, however, we may only issue 546,266 shares of common stock. The holders of the 8% convertible preferred stock would be compensated in cash for the excess shares of common stock that could not be issued. In this example, the 253,734 excess shares of common stock would be multiplied by the $2.00 conversion price and again multiplied by 1.25, resulting in a cash payment of $634,335.

      Redemption.  At any time, upon 20 days notice, we may redeem all
      ----------
or a portion of the 8% convertible preferred stock. The redemption price shall be 120% of the stated value of the shares to be redeemed plus any accrued and unpaid dividends. If we redeem less than all of the 8% convertible preferred stock, we will redeem each holder's shares in a pro rata manner. The holders, however, may choose to convert the 8% convertible preferred stock into shares of common stock prior to the redemption date.

     Voting Rights.  The holders of the 8% convertible preferred stock
      -------------
have no voting power unless required by law. We may not, however, change the terms of the 8% convertible preferred stock, increase the authorized number of shares, or make some other changes to the holders' rights without the consent of a majority of the holders.

     Registration Rights.  In connection with the sale of the 8%
-------------------
convertable preferred stock, we also entered into a registration rights agreement with the purchasers of those preferred shares. The registration rights agreement requires us to prepare this registration statement to register the shares of common stock that can be issued upon the conversion of the preferred stock. The registration rights agreement requires us to bear all costs of this registration and also requires us to indemnify each of the holders of the 8% convertible preferred stock for liabilities that the holders may incur as a result of any material misstatements or omissions we may have made in this prospectus.


                     SELLING  SHAREHOLDERS

     All of the shares offered under this prospectus will be offered by the selling shareholders. Except as indicated below, none of the selling shareholders has held any position or office or had any other material relationship with us within the past three years. The following table shows the beneficial ownership of our common stock for each of the selling shareholders on April 14, 1999. The table assumes that the selling shareholders will sell all of the shares and that the selling shareholders will make no other purchases or sales of our common stock. However, the selling shareholders are not obligated to sell their shares at any time or at any price. Therefore, we cannot state with certainty the number of shares of common stock that will be owned by each of the selling shareholders upon the termination of this offering. The number of shares of common stock that each holder may own may also change due to adjustments made by reason of any stock splits or other anti-dilution adjustments.

     The registered shares of common stock for JMG Capital Partners, L.P. and Triton Capital Investments, Ltd. would be issuable to them upon conversion of our 8% convertible preferred stock.. Nasdaq's rules and the terms of the 8% convertible preferred stock limit the number of shares issuable upon conversion to 546,266 shares of common stock. Therefore, only 546,266 shares of common stock are registered under this prospectus for these selling shareholders.

     In connection with the private placement of 8% convertible preferred stock, we issued a warrant Pacific Continental Securities, Corp. The warrant is for 100,000 shares of common stock and has an exercise price of $8.765625 per share for the first 50,000 shares of common stock and $10.51875 per share for the second 50,000 shares of common stock. The expiration date is January 19, 2001. The number of shares subject to the warrant and the exercise price will be adjusted due to stock dividends, subdivisions, combinations, and similar events. Furthermore, the warrant holder is entitled to receive dividends and distributions as if the holder had exercised the warrant.

                                                          Shares of
                      Shares of Common Stock   Number of  Common Stock
                      Beneficially Owned       Shares of  Beneficially Owned
                      Prior to the Offering    Common     After the Offering
Name of               -----------------------  Stock      ------------------
Selling Shareholder    Number   Percentage(1)  Offered    Number Percentage(1)
----------------------------------------------------------------------------
JMG Capital
  Partners, L.P.     273,133(2)       9.0%    273,133       0         0%
Triton Capital
  Investments, Ltd.  273,133(2)       9.0%    273,133       0         0%
Pacific Continental
  Securities Corp.   100,000          3.5%    100,000       0         0%
Summit Marketing      35,000(3)       1.3%     35,000       0         0%
  & Public Relations
  , Inc.

-----------------------------
(1) The number of outstanding shares used to calculate the percentage is based on 2,766,339 shares of common stock outstanding on April 14, 1999.
(2) These shares are issuable to each selling shareholder upon the conversion of our 8% convertible preferred stock. Because the number of shares of common stock issuable upon the conversion of the 8% convertible preferred stock is based on the future trading price of our common stock, we cannot currently determine how many shares of common stock will actually be issued upon conversion. Therefore, the number of shares owned by the selling shareholder noted in this table assumes a conversion for 546,266 shares, the maximum number of shares issuable.
(3) As payment for services performed, we issued 10,000 shares of common stock to Summit Marketing & Public Relations, Inc.. In addition, we granted a warrant to purchase 25,000 shares of common stock to Summit Marketing on February 8, 1999. This warrant has an exercise price of $5.25 per share and expires on December 31, 1999. The warrant will be adjusted in the event of stock splits, stock dividends, and similar events.

     In 1998, we entered into a consulting agreement with Summit Marketing & Public Relations, Inc. pursuant to which Summit Marketing agreed to assist us in issuing press releases and in disseminating information about us. Except for this agreement, we have not had any other dealings with Summit Marketing during the past three years. Prior to their purchase of our 8% convertible preferred stock, we have had not any relationship with either of JMG Capital Partners, L.P. or Triton Capital Investments, Ltd. On October 8, 1998, we entered into a corporate finance services agreement with Pacific Continental Securities Corp., which agreement is the only relationship we have had with Pacific Continental during the past three years.

                      PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling shareholders. The term selling shareholders includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling shareholders will pay all brokerage commissions and other selling expenses.

     The shares may be sold by the selling shareholders, or subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. These sales may be made on the Nasdaq SmallCap Stock Market, in another over-the-counter market, or on a national securities exchange. In addition, the selling shareholders may sell any of the shares covered by this prospectus under Section 4(1) of the Securities Act of 1933 or Rule 144. The shares may be sold in one or more of the following types of transactions:

     * a block trade in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction
     * purchases by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus
     * an exchange distribution under the rules of an exchange *ordinary brokerage transactions and transactions in which the broker solicits purchasers
     * face-to-face transactions between sellers and purchasers without a broker-dealer. Brokers or dealers may arrange for other brokers or dealers to participate in the resales.

     The selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the selling shareholder to deliver the shares registered under this prospectus to the broker-dealer, which the broker-dealer may resell under this prospectus.

     The selling shareholders may also pledge the shares registered under this prospectus to a broker or dealer, and the broker or dealer may sell the pledged shares under this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. The brokers or dealers and any other participating brokers or dealers may be considered underwriters under of the Securities Act of 1933, in connection with the sales. Furthermore, any commission, discount or concession may be considered underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify each selling shareholder against some liabilities, including liabilities arising under the Securities Act of 1933. The selling shareholders may agree to indemnify any agent, dealer, or broker-dealer against some liabilities, including liabilities arising under the Securities Act of 1933.

     Because selling shareholders may be considered underwriters under Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to prospectus delivery requirements. We has informed the selling shareholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market.

     If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) of the Securities Act of 1933. We would disclose the following information:

     * the name of each selling shareholder and participating broker-dealer
     *  the number of shares involved
     *  the price at which the shares were sold
     * the commissions paid or discounts or concessions allowed to the broker-dealer that the broker-dealer did not conduct any investigation to verify the information in this prospectus
     *  other facts material to the transaction

In addition, if we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                         LEGAL MATTERS

     Troy & Gould Professional Corporation, Los Angeles,
California, has rendered an opinion that the shares of common stock covered by this prospectus have been duly and validly issued, fully paid and nonassessable.

                            EXPERTS

     Our consolidated financial statements, which were included in its annual report on form 10-K for the year ended September 30, 1998, have been audited by BDO Seidman, LLP, independent certified public accountants. The accountant's report is included in the form 10-K and is incorporated by reference into this prospectus. These consolidated financial statements have been incorporated by reference into this prospectus in reliance upon the accountant's report, given upon the authority of the firm as experts in accounting and auditing.

We have not authorized anyone to
give any information or make any
representations, other than those
contained in this prospectus, in
connection with this offering of
common stock.  You must not rely on
any unauthorized information or
representations. Only the shares                      681,266 Shares
described within this prospectus
are being offered, and only under                     PCC GROUP, INC.
circumstances and in jurisdictions
where it is lawful to do so. The                      Common Stock
information contained in this
prospectus is current only as of
its date.



       ------------------

       TABLE OF CONTENTS
                                                         PROSPECTUS
       ------------------
Prospectus Summary  . . . . . . . . . . 1
     General Information About Us . . . 1
     The Offering   . . . . . . . . . . 1
Risk Factors  . . . . . . . . . . . . . 2
Where You Can Find More Information . . 5                April 16, 1999
Caution Regarding Forward-Looking
  Information . . . . . . . . . . . . . 6
Use of Proceeds . . . . . . . . . . . . 6
Recent Developments . . . . . . . . . . 6
Selling Shareholders  . . . . . . . . . 9
Plan of Distribution  . . . . . . . . .10
Legal Matters . . . . . . . . . . . . .11
Experts . . . . . . . . . . . . . . . .11
                             PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF REGISTRATION AND DISTRIBUTION

The following table sets forth the estimated expenses of PCC
Group, Inc. in connection with the offering described in this registration statement.

Securities and Exchange Commission registration fee . . .  $1,286
Nasdaq listing fees . . . . . . . . . . . . . . . . . . .  $7,500
Accountants' fees and expenses  . . . . . . . . . . . . .    $500
Legal fees and expenses . . . . . . . . . . . . . . . . . $19,500
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .  $1,214
                                                          -------
     Total  . . . . . . . . . . . . . . . . . . . . . . . $30,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporations Code ("Section 317") provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with an action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of an action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which the persons shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which an action or suit was brought shall determine that despite the adjudication of liability, the person is fairly and reasonably entitled to be indemnified for the expenses which the court shall deem proper.

     Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity as a director or officer or arising out of his status as a director or officer whether or not the corporation would have the power to indemnify him against the liabilities under Section 317.

ITEM 16.  EXHIBITS

The following exhibits are filed herewith or incorporated by reference as a part of this registration statement:

4.1 Form of certificate of determination of Rights, Preferences, Privileges and Restriction of 8% Convertible Preferred Stock.*

4.2 Securities Purchase Agreement, dated January 19, 1999, between PCC Group, Inc. and the purchasers of the 8% Convertible
Preferred Stock.*

4.3 Registration Rights Agreement, dated January 19, 1999, between the PCC Group, Inc. and the purchasers of the 8% Convertible Preferred Stock.*

4.4  Form of Warrant issued to Pacific Continental Securities
Corp.*

4.5  Form of Common Stock Purchase Warrant issued to Summit
Marketing & Public Relations, Inc.*

5.1 Opinion of Troy & Gould Professional Corporation (to be included in a pre-effective amendment)

23.1 Consent of BDO Seidman, LLP

23.2 Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1 hereof).

24   Power of Attorney.*
-----------------------------------
*  Previously filed and incorporated by reference.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)   To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pomona, State of California, on April 15, 1999.

                              PCC GROUP, INC.

                              BY: /s/ Jack Wen
                              --------------------------------
                              Jack Wen, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date
---------                     -----                         ----

/s/ Jack Wen             Chairman of the Board and     April 15,1999
-----------------------  Chief Executive Officer
Jack Wen                 (Principal Executive
                         Officer)

/s/ Donald Johnson       Vice President and            April 15, 1999
-----------------------  Chief Financial Officer
Donald Johnson           (Principal Financial and
                         Principal Accounting
                         Officer)

     *                   Director                      April 15, 1999
-----------------------
Gary L. Blum

     *                   Director                       April 15, 1999
-----------------------
George Rodda, Jr.

* By: /s/ Jack Wen
-----------------------
Jack Wen
as Attorney-In-Fact

                        INDEX TO EXHIBITS
                        -----------------

23.1 Consent of BDO Seidman, LLP

                                                     EXHIBIT 23.1




       Consent of Independent Certified Public Accountants
       ---------------------------------------------------




PCC Group, Inc.
Pomona, California


We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3/A of our report dated December 8, 1998, relating to the audit of the consolidated financial statements of PCC Group, Inc., appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1998.

We also consent to the reference to us under the caption
"Experts" in the prospectus.






Los Angeles, California
April 16, 1999